QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FIRST HORIZON ANNOUNCES RESULTS FOR
THE THIRD QUARTER ENDED SEPTEMBER 30, 2004

Highlights for the third quarter 2004 include:

  •
  Net revenues of $41.6 million

  •
  Net income of $7.4 million, or $0.20 cents per diluted share

  •
  Earnings before interest, taxes, depreciation and amortization (a non-GAAP measure) of $15.5 million

  •
  Completed $13.4 million common stock repurchase

Raises guidance for Q4 2004:

  •
  Fourth quarter 2004 guidance

  •
  Net revenues of between $42 million and $44 million

  •
  Earnings per share of between $0.20 and $0.22, excluding potential impact of adoption of EITF 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share

ALPHARETTA, GA. (October 28, 2004)—First Horizon Pharmaceutical Corporation (NASDAQ: FHRX), a specialty pharmaceutical company, today announced results for the third quarter and nine months ended September 30, 2004. Net revenues for the third quarter were $41.6 million and net income was $7.4 million, or $0.20 per diluted share. Cost of revenues for the quarter was $8.9 million, producing gross margins of 79%. Selling, general and administrative expenses were $16.7 million for the third quarter of 2004. Results for the first nine months of 2004 are included in the accompanying unaudited financials.

        First Horizon's CEO and President, Patrick Fourteau, commented, "We were pleased with our results for the third quarter. We exceeded our third quarter expectations for both revenue and net income due primarily to continued strength in our cardiology products, Sular and Nitrolingual Pumpspray, and the continued growth of Prenate Elite. In the third quarter of 2004, Prenate Elite became the No. 1 prescribed prenatal vitamin in the United States. Our sales and marketing strategies continue to be effective."

Cardiology Products

        Net revenues of the Cardiology products were $23.2 million for the third quarter of 2004, representing 56% of total sales. Sular, the Company's largest cardiology product, marketed for patients with moderate to severe hypertension, performed well, producing revenues of $17.1 million for the third quarter of 2004. New prescriptions of Sular increased 27% and total prescriptions of Sular increased 14% for the third quarter of 2004 compared with the similar period of the prior year. (Source: IMS Health's National Prescription Audit Plus data). Sular's sales growth has primarily been the result of total prescription growth, significant hospital growth and the impact of recent managed care plan additions. Sales for Nitrolingual Pumpspray, a patented oral nitroglycerin spray for relief of an attack or angina pectoris due to coronary heart disease, also continued to grow on a quarterly basis.

Women's Health/Pediatric Products

        Net revenues of the Women's Health/Pediatric products, which include Prenate Elite, Ponstel, Robinul, and the Tanafed line, were $15.0 million for the third quarter of 2004. Prenate Elite, the only prenatal vitamin with Metafolin, sold well during the third quarter, capturing an 11.1% market share of new prescriptions and an 8.5% market share of total prescriptions as of September 2004. Also, as of September 2004, Prenate Elite is the No. 1 prescribed prenatal vitamin for both new and total prescriptions (Source: IMS Health's National Prescription Audit Plus data.) Net revenues of Prenate Elite were $5.0 million for the third quarter of 2004.

Stock Repurchase

        During the third quarter of 2004, First Horizon repurchased a total of 731,580 shares of its common stock at an average cost of $18.32 per share, or $13.4 million. Year to date thru September 30, 2004, the Company has repurchased a total of 991,580 shares of its common stock at an average cost of $18.11 per share, or $18.0 million.

Outlook

        First Horizon expects fourth quarter revenues to be in the range of $42 million to $44 million and diluted earnings per share in the range of $0.20 to $0.22, excluding the potential impact of the adoption of EITF 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share. If EITF 04-8 is adopted prior to year end, we expect the adoption to reduce our fourth quarter earnings per share by $0.02. Management believes that growth in the fourth quarter will be primarily driven by the impact of the increased size of the Company's sales force and continued strength of its cardiology and women's health products.

        At this point in time, we are not giving guidance for 2005 as the Financial Accounting Standards Board finalizes their decisions on new accounting pronouncements and we continue to finalize our plans for the launch of our new cardiovascular product. We anticipate giving guidance in January 2005.

Conference Call

        First Horizon will host a conference call on October 28, 2004, at 11 a.m. Eastern Daylight Time to discuss First Horizon's financial results. Analysts, investors and other interested parties are invited to participate by visiting First Horizon's website, http://www.fhrx.com and entering the Investor Relations page. You may also dial in to the conference call. The dial-in numbers are 1-800-299-7089 for domestic callers and 1-617-801-9714 for international callers. All callers should use the pass code 12717578 to gain access to the conference call. A replay of this conference call will be available by dialing 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers. All callers should use the pass code 88386939 to gain access to the replay. The replay will be available through November 4, 2004.

First Horizon Background

        First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women's health/pediatrics. First Horizon has a portfolio that includes 14 branded prescription products of which six are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives. First Horizon's web site address is: http://www.fhrx.com. Please visit First Horizon's website for full prescribing information on First Horizon's products.

Safe Harbor Statement

        This press release contains forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to materially differ from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. With respect to such forward-looking statements, we seek the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation:

  •
  We may not attain expected net revenues and earnings per share;

  •
  The timing of implementing our plan to increase the number of our sales representatives and the size of such increase may differ from our current expectations;

  •
  The potential growth rate for Sular may be limited by slower growth for the class of drugs to which Sular belongs and the ability of our sales representatives to influence prescribing habits of physicians;

  •
  Sales of our Prenate Elite may not be at the levels that we anticipate;

  •
  We may not be able to protect our competitive position for Prenate Elite from patent infringers;

  •
  Sales of our Tanafed products have been adversely affected by the introduction of competitive products, and an issued FDA notice may cause us to incur increased expenses and adversely affect our ability to continue to market and sell our Tanafed products;

  •
  Introductions by us of line extensions of our existing products may require that we make unexpected changes in our estimates for future product returns and reserves for obsolete inventory which would adversely affect our operating results;

  •
  Our supplier can terminate our rights to commercialize Nitrolingual and the smaller size of this product has not met our expectation;

  •
  A small number of customers account for a large portion of our sales and the loss of one of them, or changes in their purchasing patterns, could result in reduced sales;

  •
  If third-party payors do not adequately reimburse patients for our products, doctors may not prescribe them;

  •
  We rely on operational data obtained from IMS, an industry accepted data source. IMS data may not accurately reflect actual prescriptions (for instance, we believe IMS data does not capture all product prescriptions from some non-retail channels) or trade levels of inventory;

  •
  An adverse judgment in the securities class action litigation in which we and certain directors and executive officers are defendants could have a material adverse effect on our results of operations and liquidity;

  •
  An adverse judgment in our infringement action with Breckenridge Pharmaceutical, Inc. with respect to our Tanafed products, could result in the invalidation of our Tanafed patents, cause us to lose market share for Tanafed products and result in a loss of earnings and profits from Tanafed sales.

  •
  If our products under development fail in clinical studies, if we fail to obtain, or encounter difficulties in obtaining, regulatory approval for new products or new uses of existing products, or if our development agreements are terminated, we will have expended significant resources for no return;

  •
  If the FDA does not approve certain labeling for the cardiovascular product we have licensed from SkyePharma, then our sales of that product may be restricted;

  •
  Our business and products are highly regulated. The regulatory status of some of our products makes these products subject to increased competition and other risks, and we run the risk that we, or third parties on whom we rely, could violate the governing regulations;

  •
  If generic competitors that compete with any of our products are introduced our revenues may be adversely reflected; and

  •
  Some unforeseen difficulties may occur.

        This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our other filings with the Securities and Exchange Commission.

Contact:	Darrell Borne First Horizon Pharmaceutical Corporation 770-442-9707, ext. 6530 ir@fhrx.com

FIRST HORIZON PHARMACEUTICAL CORPORATION
Consolidated Condensed Statement of Operations
(Unaudited, in thousands, except per share amounts)

	For the Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net revenues	$41,559	$24,722	$109,567	$58,175
Operating costs and expenses:
Cost of revenues	8,895	3,392	21,295	13,417
Selling, general and administrative	16,699	11,773	46,287	44,323
Depreciation and amortization	4,330	4,067	12,600	12,369
Impairment Charge	—	—	—	4,152
Research and development	479	156	1,023	1,614

Total operating costs and expenses	30,403	19,388	81,205	75,875

Operating income (loss)	11,156	5,334	28,362	(17,700)
Interest expense	(756)	(31)	(1,720)	(151)
Interest income and other	1,219	76	2,489	314

Total other income	463	45	769	163
Income (loss) before provision for income taxes	11,619	5,379	29,131	(17,537)
Provision (benefit) for income taxes	4,184	1,939	11,140	(6,194)

Net income (loss)	$7,435	$3,440	$17,991	$(11,343)

Net income (loss) per common share:
Basic	$0.21	$0.10	$0.50	$(0.32)

Diluted	$0.20	$0.10	$0.49	$(0.32)

Weighted average common shares outstanding:
Basic	35,767	34,953	35,870	35,033

Diluted	36,749	35,491	36,930	35,033

FIRST HORIZON PHARMACEUTICAL CORPORATION
Consolidated Balance Sheets
(Unaudited, in thousands)

	Sep. 30, 2004	Dec. 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$54,635	$33,722
Marketable securities	159,387	9,996
Accounts receivable, net	16,443	15,681
Inventories	11,426	11,188
Income taxes receivable	—	4,839
Current deferred tax assets	2,763	3,005
Other current assets	6,768	2,470

Total current assets	251,422	80,901

Property and equipment, net	2,731	2,830
Other assets:
Intangibles, net	228,799	240,356
Deferred tax assets	—	333
Other assets	10,173	733

Total other assets	238,972	241,422

Total assets	$493,125	$325,153

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,901	$5,661
Accrued expenses	14,987	13,210

Total current liabilities	25,888	18,871

Long-term liabilities:
Convertible debt	150,000	—
Deferred tax liabilities	3,012	—
Other long-term liabilities	616	505

Total liabilities	179,516	19,376

Stockholders' equity:
Common stock	35	36
Additional paid-in capital	279,249	288,666
Retained earnings	34,752	16,761
Accumulated other comprehensive income (loss)	(427)	314

Total stockholders' equity	313,609	305,777

Total liabilities and stockholders' equity	$493,125	$325,153

FIRST HORIZON PHARMACEUTICAL CORPORATION
Reconciliation of EBITDA*
(Unaudited, in thousands)

	For the Three Months Ended Sept. 30, 2004	For the Nine Months Ended Sept. 30, 2004
Net income as reported (GAAP)	$7,435	$17,991
Less: Interest income and other	1,219	2,489
Add: Interest expense	756	1,720
Add: Provision for income taxes	4,184	11,140
Add: Depreciation and amortization	4,330	12,600

Earnings before interest, taxes, depreciation and amortization	$15,486	$40,962

*
The Company believes that EBITDA is a meaningful non-GAAP financial measure as an earnings-derived indicator that approximates cash flow. EBITDA, as defined and presented by the Company, may not be comparable to similar measures reported by other companies.

QuickLinks

  Exhibit 99.1
FIRST HORIZON ANNOUNCES RESULTS FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2004